Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment to the Registration Statement of Alberton Acquisition Corporation (the “Company”) on Form S-1 of our report dated September 14, 2018, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of September 14, 2018 and for the period from February 16, 2018 (inception) to September 14, 2018, which report appears in the Prospectus, which is part of the Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Friedman LLP

Friedman LLP

New York, New York

October 16, 2018